Exhibit 10(a)(xlv)
H J HEINZ COMPANY (“HEINZ”)
UK SUB-PLAN TO THE GLOBAL STOCK PURCHASE PLAN (the “PLAN”)
1. PURPOSE OF THE PLAN
The Plan will provide UK eligible employees with the opportunity to purchase common Stock in Heinz but in a UK income tax/social security efficient manner. The Plan will mirror the Stock acquired by UK employees under the existing Global Stock Purchase Plan (“GSPP”). In addition to UK tax/social security benefits for employees, employer social security savings will also be achieved by H J Heinz Company Limited. Furthermore, H J Heinz Company Limited will be entitled to relief from UK corporation tax for the costs associated with the establishment and administration of the Plan and for the market value of Stock used in the Plan.
The Plan is “approved” by UK Her Majesty’s Revenue and Customs (“HMRC”) and can be implemented as a sub-plan to the main US GSPP. This can be done by using a UK addendum to the US plan and should not require any changes to the main plan. Many UK quoted companies offer this Plan to their employees including Tesco’s, J Sainsburys and British American Tobacco.
The objective of the Plan is to incentive UK employees and encourage retention through a mechanism that is UK tax/Social Security efficient for both employees and H J Heinz Company Limited.
2. TERMS OF THE PLAN
Under the proposed Plan, Stock can be purchased by employees from gross pay up to a limit of £1,500 per year or if less, 10% of the employee’s total salary. The Stock may be purchased monthly or after an accumulation period of no more than 12 months. In addition, Heinz can award “matching stock” so that the Plan effectively mirrors the 5% discount that employees receive under the existing GSPP. The maximum amount of “matching stock” that can be awarded is two units of stock for every one unit of stock purchased by the employee.
All Stock must be held in a trust (which must satisfy certain requirements set out in the legislation), on behalf of the Plan participants and the trust is usually administered by a specialist provider. There are a range of providers available that administer plans for other large UK organisations.
No UK income tax or social security (either employee or employer) is charged when a participant in the Plan purchases the Stock. The purchase is made out of gross pay similar to the UK flexible benefits arrangements already in place. In additional no UK income tax or social security is charged on any “matching stock” that is awarded to employees. Provided the Stock remains in the Plan for 5 years, then there is no UK income tax or social security to pay when the Stock ceases to be in the Plan. If the Stock that the employee has purchased out of gross salary is withdrawn within the first five years then the employee will be subject to income tax and social security. There are specific rules that apply to employees who cease employment due to injury, disability, redundancy, death and other specified circumstances. “Matching stock” can only be withdrawn from the Plan after a minimum period of 3 years and must remain within the Plan for 5 years to receive the maximum tax benefits. The only exception to this is if the employee ceases employments for the reasons set out above.
The Plan can be terminated by the Company provided three months written notice is given to HMRC, the trustees of the Plan and the employees.